Exhibit 10.5

Hugh Young Rienhoff, Jr.

###

###

July 31, 2014

Re: Employment Terms

Dear Hugh:

Imago BioSciences, Inc., a Delaware corporation (the “Company”), is pleased to offer you the position of President and Chief Executive Officer, in which you will be responsible for such duties as are normally associated with such positions and such other duties as shall be assigned by the Board of Directors of the Company (the “Board”). You will report directly to the Board of Directors.

You will be paid a base salary at the annual rate of $375,000.00, less payroll deductions and all required withholdings. Subject to ratification by the Compensation Committee, you will be eligible for yearly increases to the base salary. Your salary will be payable monthly in accordance with the Company’s standard payroll policy. There will be an annual review of your salary and benefits coinciding with the end of the fiscal year. It is not the policy of the Compensation Committee to provide cash bonuses. Any bonus will be in the form of stock option grants. You shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its employees or executive officers generally. You will be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other executive officers of the Company. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course.

The Company has issued to you an aggregate of Four Million Five Thousand (4,005,000) shares of the Company’s common stock, par value $0.0001 (the “Shares”) pursuant to (i) that certain Founder Stock Purchase Agreement, dated as of October 18, 2012, between you and the Company (the “Purchase Agreement I”), (ii) and that certain Restricted Stock Purchase Agreement, dated as of October 16, 2013, between you and the Company pursuant to the Second Rienhoff Grant Notice (together with the Second Rienhoff Grant Notice, the “Purchase Agreement III” and collectively with the Purchase Agreement I and the Purchase Agreement II, the “Purchase Agreements”). The Shares are subject to the terms and conditions of the Purchase Agreements the Company’s 2012 Equity Incentive Plan. Subject to the discretion of the Company’s Board of Directors you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

In addition to any terms and conditions in the Purchase Agreements relating to accelerated vesting of any of the Shares, if your employment is terminated at any time by the Company without Cause (as defined below) or you resign from the Company for Good Reason (as defined below) and you execute, and fail to revoke during any applicable revocation period, a general release of

Hugh Young Rienhoff, Jr.

July 31, 2014

all claims against the Company and its affiliates in a form attached hereto within sixty (60) days of such termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide you with the following: (a) an amount equal to nine (9) months of your base salary at the rate in effect immediately prior to your termination of employment payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date your general release is not subject to revocation and, in any event, within sixty (60) days following the date of your termination of employment, (b) direct payment of, or reimbursement for, the premium for continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your covered dependents through the earlier of (i) the nine (9) month anniversary of the date of your termination of employment and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) (provided, that, after the Company ceases to pay premiums pursuant to this sentence, you may, if eligible, elect to continue healthcare coverage at your expense in accordance the provisions of COBRA) (c) continued participation for a period of up to nine (9) months in all other Company employee benefit plans and arrangements in effect on the date of your termination in which other members of management of comparable stature presently participate and (d) the vesting and/or exercisability of your outstanding equity awards, including any stock options, will be accelerated, and any right of repurchase or forfeiture restriction thereon shall lapse, to the extent such equity would have vested, or such right of repurchase or forfeiture restriction lapsed, had you remained employed by the Company through for nine (9) months following the date of your termination of employment. In addition, in the event your termination occurs within three (3) months prior to or nine (9) months following a Change in Control (as defined in the 2012 Equity Incentive Plan) you will be entitled to full vesting acceleration of 100% of your unvested equity interests.

For the purposes of this letter agreement, “Cause” shall mean (A) Purchaser’s willful refusal to perform in any material respect Purchaser’s duties or responsibilities for the Company or its affiliates or willful disregard in any material respect of any financial or other budgetary limitations established in good faith by the Board; (B) your repeated unexplained or unjustified absence from the Company; (C) your engagement in misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or any affiliates, including, but not limited to, misappropriation or conversion of assets of the Company or any affiliates (other than non-material assets); or (D) your conviction of or entry of a plea of nolo contendere to a felony and/or (v) your material breach of any provision of this letter agreement or the Confidential Information and Invention Assignment Agreement (as defined below). Notwithstanding the foregoing, the occurrence of an event or action with respect to subclauses (A) and (B) above shall not constitute “Cause” unless (X) you are provide advance written notice from the Company within ninety (90) days of the initial occurrence of the event or action giving rise to Cause, (Y) the notice specifies that your termination is effective not less than thirty (30) days, nor more than sixty (60) days, after the date of the written notice, and (Z) you fail to remedy the basis for Cause prior to the date of the resignation specified in the written notice.

For the purposes of this letter agreement, “Good Reason” shall mean any of the following: (i) a material change in the geographic location where you must perform your services for the Company, (ii) a material diminution in your title, authority, duties, responsibilities or base

Hugh Young Rienhoff, Jr.

July 31, 2014

compensation by or with the Company or (iii) the Company’s material breach of this offer letter agreement. Notwithstanding the foregoing, the occurrence of an event or action shall not constitute “Good Reason” unless (X) you provide advance written notice of your resignation from the Company within ninety (90) days of the initial occurrence of the event or action giving rise to Good Reason, (Y) the notice specifies that your resignation is effective not less than thirty (30) days, nor more than sixty (60) days, after the date of the written notice, and (Z) the Company fails to remedy the basis for Good Reason prior to the date of the resignation specified in the written notice. Notwithstanding anything herein to the contrary, no amount deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be payable pursuant to the preceding paragraph unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

As a condition of employment, you will be required to (i) sign and comply with a Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A (the “Confidential Information and Invention Assignment Agreement”), which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, (ii) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (iii) provide satisfactory proof of your identity as required by United States law.

Notwithstanding any of the above, your employment with the Company is “at will”. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized member of the Board.

If you accept this offer, this letter and the Confidential Information and Invention Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Confidential Information and Invention Assignment Agreement or contrary to those contained in this letter or the Confidential Information and Invention Assignment Agreement, that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another letter or written agreement, signed by you and a duly authorized member of the Board.

(Signature Page Follows)

Please sign and date this letter, and return it to me as soon as possible if you wish to accept employment at the Company under the terms described above. This offer will expire if not accepted by you by August 22, 2014. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

IMAGO BIOSCIENCES, INC.

By:	/s/ Laura G. Eichorn

Name:	Laura G. Eichorn

Title:	Chief Operating Officer

Accepted by:

/s/ Hugh Y. Rienhoff, Jr.
Hugh Y. Rienhoff, Jr.

20 Aug 2014
Date

Exhibit A

Confidential Information and Invention Assignment Agreement

Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)